大信梁學濂(香港)會計師事務所

PKF

Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of Market Data Consultants, Inc. on Amendment No. 4 to Form SB-2/A of our report dated May 11, 2007, with respect to the Balance Sheets of Market Data Consultants, Inc. as of February 28, 2007 and 2006 and the related Statements of Operations, Stockholders' (Deficit) and Cash Flows for the year ended February 28, 2007, for the period from December 15, 2005 (date of inception) to February 15, 2006 and for the period from December 15, 2005 (date of inception) to February 28, 2007.

PKF
Certified Public Accountants
Hong Kong, China

December 21, 2007

Tel 852 2806 3822 | Fax 852 2806 3712
E-mail info@pkf-hk.com | www.pkf-hk.com
PKF | 26/F, Citicorp Centre | 18 Whitfield Road | Causeway Bay | Hong Kong
香港銅鑼灣威非路道十八號萬國寶通中心廿六樓

梁學濂會計師事務所